                                                                    EXHIBIT 99.3



               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The following unaudited Pro Forma Combined Balance Sheet as of June 30, 1995 combines the historical consolidated balance sheets of Eldorado and subsidiary and Mariners and subsidiary as if the Merger had been effective on June 30, 1995 after giving effect to the purchase accounting adjustments described in the accompanying notes. The unaudited Pro Forma Combined Statements of Operations present the combined results of operations of Eldorado and Mariners for the six-month period ended June 30, 1995 and the year ended December 31, 1994, as if the Merger had been effective on January 1, 1995 and January 1, 1994, respectively, after giving effect to the purchase accounting adjustments described in the accompanying notes.

     Upon consummation of the Merger, each outstanding share of Mariners Common Stock, other than shares of Mariners Common Stock with respect to which the holders properly exercise their dissenters' rights, will be converted into the right to receive one (1) share of Eldorado Common Stock and cash in the amount of $7.30. The cash portion of the Merger consideration is subject to adjustment as follows:

          (a) if the Average Eldorado Closing Price of Eldorado Common Stock is less than $12.00, then the cash component of the Merger consideration shall be increased by an amount equal to the difference between $12.00 and such Average; provided, however, that the maximum amount of such increase shall not exceed $1.50 per share. If, on the other hand, the Average Eldorado Closing Price exceeds $13.00, then the cash component of the Merger consideration shall be decreased in an amount equal to the difference between the Average Eldorado Closing Price and $13.00; provided, however, that the maximum amount of such decrease shall not exceed $1.00 per share.

          (b) If the sum of $7,400,000 exceeds Mariners' Consolidated Tangible Net Worth as of the Determination Date, then the cash component of the Merger consideration (as the same may have been adjusted as described above), shall be reduced by an amount equal to the quotient obtained by dividing such excess by the total number of shares of Mariners Common Stock outstanding immediately prior to the Effective Time. If Mariners' Consolidated Tangible Net Worth exceeds $7,600,000 as of the Determination Date, then the cash component of the Merger consideration (as adjusted), shall be increased by an amount equal to the quotient obtained by dividing such excess by the total number of shares of Mariners Common Stock outstanding immediately prior to the Effective Time.

     The unaudited pro forma combined financial statements and accompanying notes reflect the application of the purchase method of accounting. Under this method of accounting, the purchase price will be allocated to the assets acquired and liabilities assumed based on their estimated fair values at the Effective Time. Deferred tax assets and liabilities will be adjusted for the difference between the tax basis of the assets and liabilities and their estimated fair values. The excess, if any, of the total acquisition cost over the sum of the assigned fair values of the tangible assets acquired less liabilities assumed is recorded as goodwill. As described in the accompanying notes, estimates of the fair values of Mariners' assets and liabilities have been combined with the recorded values of the assets and liabilities of Eldorado.

     The pro forma financial information provides information to assist in assessing the continuing impact upon Eldorado Bancorp after the mergers of Mariners and its wholly-owned subsidiary, Mariners Bank, with and into Eldorado Bank. Such statements are intended to assist in analyzing the future prospects of Eldorado by illustrating the possible scope of the change in Eldorado's historical financial position and results of operations caused by the Merger.

     The Unaudited Pro Forma Condensed Balance Sheet shows the effect the Merger would have had on Eldorado's asset and liability balances if the transaction had been consummated as of June 30, 1995. The total acquisition cost of $12.9 million is allocated to the individual assets of Mariners based upon estimates of fair market values. Goodwill of $5.4 million is shown, representing the excess of acquisition cost over the fair value of the assets acquired less liabilities assumed. The pro forma adjustments include only items that are directly attributable to the acquisition and are factually supportable. (See Explanatory Note (2) to the Unaudited Pro Forma Condensed Balance Sheet).

     The Unaudited Pro Forma Condensed Income Statements for the year ended December 31, 1994 and the six months ended June 30, 1995 show the effect the Merger might have had on historical operations. The pro forma adjustments include only items that are directly attributable to the transaction, are expected to have a continuing impact on the operations and are factually supportable.

     Pro forma earnings per share for the year ended December 31, 1994 is $0.66 compared to $0.93 for Eldorado and $0.35 for Mariners. Pro forma earnings per share for the six month period ended June 30, 1995 is $0.60 compared to $0.70 and $0.63 for Eldorado and Mariners, respectively, as a result of the increase in the number of Eldorado shares that would have occurred as of January 1, 1994 and January 1, 1995 had the Merger taken place on those respective dates. The pro forma earnings per share do not include anticipated economies, from the consolidation of branch and administrative operations, or other anticipated opportunities provided by the Merger.

     Results of operations of Mariners subsequent to June 30, 1995 may affect the allocation of the purchase price by increasing or decreasing the amount of the unallocated portion of the purchase price. In addition, changes to the adjustments already included in the unaudited pro forma combined financial statements are expected as evaluations of assets and liabilities are completed and as additional information becomes available. Accordingly, the final pro forma combined amounts will differ from those set forth in the unaudited pro forma combined financial statements.

     THE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS ARE INTENDED FOR INFORMATIONAL PURPOSES AND ARE NOT NECESSARILY INDICATIVE OF THE FUTURE FINANCIAL POSITION OR FUTURE RESULTS OF OPERATIONS OF THE COMBINED COMPANY, OR OF THE FINANCIAL POSITION OR THE RESULTS OF OPERATIONS OF THE COMBINED COMPANY THAT WOULD HAVE ACTUALLY OCCURRED HAD THE MERGER BEEN IN EFFECT AS OF THE DATE OR FOR THE PERIODS PRESENTED.

     These unaudited pro forma combined financial statements and the accompanying notes should be read in conjunction with and are qualified in their entirety by the consolidated financial statements, including the accompanying notes, of Eldorado and Mariners appearing elsewhere in this Joint Proxy Statement.

                        PRO FORMA FINANCIAL INFORMATION
             MERGER OF MARINERS BANCORP WITH AND INTO ELDORADO BANK
                           PURCHASE ACCOUNTING METHOD
                  UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                              AS OF JUNE 30, 1995

                                                                       PURCHASE
                                         ELDORADO        MARINERS     ACCOUNTING         PROFORMA
                                          BANCORP        BANCORP      ADJUSTMENTS        COMBINED
                                       -------------   ------------   -----------      -------------
Cash and due from banks..............  $  25,187,000   $  3,674,000   $(4,609,000)(a)  $  24,252,000
Interest-bearing deposits in
  other banks........................             --        586,000                          586,000
Federal funds sold...................     15,600,000      3,245,000                       18,845,000
Investment securities
  available-for-sale.................     82,216,000             --                       82,216,000
Investment securities
  held-to-maturity...................      2,589,000     11,787,000            -- (b)     14,376,000
Loans and leases, gross..............    173,338,000     53,903,000       463,000 (c)    227,704,000
Less: Allowance for credit losses....      5,562,000        685,000                        6,247,000
                                        ------------    -----------                     ------------
          Net Loans..................    167,776,000     53,218,000                      221,457,000
Premises and equipment...............      7,324,000      1,498,000      (200,000)(d)      8,622,000
Other real estate owned..............      2,144,000      1,531,000                        3,675,000
Goodwill.............................      1,058,000             --     5,386,000 (e)      6,444,000
Deferred tax asset...................        184,000        304,000                          488,000
Other assets.........................      5,267,000      1,378,000                        6,645,000
                                        ------------    -----------                     ------------
          Total assets...............    309,345,000     77,221,000                      387,606,000
                                        ============    ===========                     ============
Deposits.............................    268,050,000     68,898,000        (2,000)(f)    336,946,000
Federal funds purchased..............      6,721,000             --                        6,721,000
Other liabilities....................      3,248,000        665,000       456,000 (g)      4,369,000
Shareholders' equity:
  Preferred stock....................             --             --                               --
  Common stock.......................     17,479,000      2,111,000    (2,111,000)(h)
                                                                        8,244,000 (i)     25,723,000
  Retained earnings..................     13,453,000      5,547,000    (5,547,000)(h)     13,453,000
  Securities valuation allowance,
     net.............................        394,000             --                          394,000
                                        ------------    -----------                     ------------
          Total shareholders'
            equity...................     31,326,000      7,658,000                       39,570,000
                                        ------------    -----------                     ------------
Total liabilities and shareholders'
  equity.............................   $309,345,000    $77,221,000                     $387,606,000
                                        ============    ===========                     ============

           See accompanying notes to pro forma financial statements.

                        PRO FORMA FINANCIAL INFORMATION
             MERGER OF MARINERS BANCORP WITH AND INTO ELDORADO BANK
                           PURCHASE ACCOUNTING METHOD
                  UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                              AS OF JUNE 30, 1995

                               EXPLANATORY NOTES

(1) UNAUDITED PRO FORMA CONDENSED BALANCE SHEET ASSUMPTIONS

     The pro forma condensed balance sheet shows the effect the business combination would have had on Eldorado Bancorp's asset and liability balances if the transaction had been consummated as of June 30, 1995.

     The pro forma condensed balance sheet accounts for the business combination under the purchase accounting method, whereby a portion of the total cost of the acquisition is allocated to each individual asset acquired on the basis of its fair value. The excess of the total acquisition cost over the sum of the assigned fair values of the tangible assets acquired less liabilities assumed is recorded as goodwill.

     The total acquisition cost, for the purpose of the pro forma condensed balance sheet presentation, is the sum of: 1) the estimated fair value of the right to receive one (1) share of Eldorado Bancorp common stock of $13.08, and
2) the cash component of the merger consideration of $7.30 less $0.08 adjustment for the Average Eldorado Closing Price of $13.08 plus $0.09 adjustment for Mariners' Consolidated Tangible Net Worth of $7,658,000, the sum of which is multiplied by the number of Mariners' common shares outstanding, and 3) the estimated direct costs of the acquisition of $400,000. The Merger Agreement provides for adjustment to the cash component of the merger consideration, as described in the Introduction above, contingent upon the market price of Eldorado Bancorp common stock based upon a future period. This contingent adjustment may affect the actual total acquisition cost upon consummation of the merger.

     The pro forma total acquisition cost of $12.9 million is allocated to the individual assets of Mariners based upon Mariners' historical cost with adjustments for estimated fair values. The tax basis of an asset or liability has not been considered in determining its fair value. A deferred tax asset has been recorded for the deferred tax consequences of differences between the assigned values and the tax bases of the assets and liabilities (except the portion of goodwill for which amortization is not deductible for tax purposes). Goodwill of $5.4 million is shown, representing the excess of acquisition cost over the fair value of the assets acquired less liabilities assumed. The pro forma adjustments, subject to later adjustment, include only items that are directly attributable to the acquisition and are factually supportable and are described in Note (2) below.

(2) DESCRIPTION OF PRO FORMA ADJUSTMENTS

     The following descriptions reference the adjustments as labeled on the pro forma condensed balance sheet as of June 30, 1995:

          (a) Reduction of Cash and Due From Banks balances to reflect cash disbursement of approximately $4.6 million to Mariners shareholders representing the total cash component of the merger consideration.

          (b) No adjustment to Investment Securities Held-to-Maturity balances is necessary as the book value at June 30, 1995 reflects the fair value of the investment securities acquired in the merger.

        (c) Adjustment to loans to reflect fair value of assets acquired.

        (d) Adjustment to Premises and Equipment to reflect fair value of assets acquired.

          (e) Increase to Goodwill balance to reflect the excess of the total acquisition cost over the fair value of the assets acquired less liabilities assumed.

        (f) Adjustment to deposits to reflect fair value of liabilities assumed.

          (g) Increase to Other Liabilities to reflect the direct costs of acquisition (e.g. legal, accounting, etc.) and an amount required to record deferred tax liability for the differences between the assigned values and the tax bases of the assets and liabilities.

          (h) Adjustments to Common Stock and Retained Earnings to reflect the elimination of Mariners shareholder equity interest.

          (i) Adjustment to reflect the Eldorado Bancorp common stock issued to Mariners shareholders representing the total stock component of the merger consideration estimated at $13.08 per share.

(3) POSSIBLE RANGE OF ACQUISITION COST

     As described in the Introduction above, the Merger Agreement provides for adjustment to the cash component of the merger consideration, contingent upon
(1) the market price of Eldorado Common Stock based upon the average daily price of the shares for the month preceding the consummation of the transaction (the "Average Eldorado Closing Price") and separately (2) the Mariners' Consolidated Tangible Net Worth at consummation of the transaction. This contingent adjustment may affect the actual total acquisition cost upon consummation of the merger.

     The following table indicates the range of possible adjustment to the acquisition cost (excluding direct costs) based upon the range of the Average Eldorado Closing Price:

                                              POSSIBLE RANGE OF AVERAGE ELDORADO CLOSING PRICE
                           ---------------------------------------------------------------------------------------
                              $9.50          $10.50         $12.00         $13.00         $14.00         $15.00
                           ------------   ------------   ------------   ------------   ------------   ------------
Cash per share to be
  paid(1)...............          $8.80          $8.80          $7.30          $7.30          $6.30          $6.30
Total acquisition cost
  per share(1)..........         $18.30         $19.30         $19.30         $20.30         $20.30         $21.30
Total acquisition
  cost(1)...............    $11,534,000    $12,164,000    $12,164,000    $12,795,000    $12,795,000    $13,425,000

---------------

(1) The total cash per share and total acquisition cost, on a per share and aggregate basis, also are subject to adjustment as follows: (i) if Mariners' Consolidated Tangible Net Worth as of the Determination Date is less than $7,400,000, the cash, and therefore the total acquisition cost, payable by Eldorado would be reduced by the amount by which $7,400,000 exceeds such Consolidated Tangible Net Worth; or (ii) if such Consolidated Tangible Net Worth exceeds $7,600,000, the cash, and therefore the total acquisition cost, payable by Eldorado would increase by the amount of that excess. The effect of any such adjustment on the cash per share and acquisition cost per share can be determined by dividing the decrease or increase (as the case may be) in the total acquisition cost resulting from such adjustment by 630,276, which is the total number of shares of Mariners Common Stock outstanding. Accordingly, for example, for each $100,000 that the Mariners' Consolidated Tangible Net Worth exceeds $7,600,000 as of the Determination Date, the acquisition cost per share would increase by approximately $0.159 per share, all of which increase would be payable in cash. See "THE
    MERGER -- Merger Consideration."

                        PRO FORMA FINANCIAL INFORMATION
             MERGER OF MARINERS BANCORP WITH AND INTO ELDORADO BANK
                           PURCHASE ACCOUNTING METHOD
                 UNAUDITED PRO FORMA CONDENSED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1994

                                           ELDORADO        MARINERS                       PROFORMA
                                            BANCORP        BANCORP       ADJUSTMENTS      COMBINED
                                          -----------     ----------     -----------     -----------
Interest and fees on loans..............  $16,170,000     $5,035,000        (56,000)(a)  $21,149,000
Interest on investment securities.......    3,721,000        682,000                       4,403,000
Other interest income...................    1,143,000        511,000       (265,000)(b)    1,389,000
                                          -----------     ----------                     -----------
          Total interest income.........   21,034,000      6,228,000                      26,941,000
Interest on deposits and other
  borrowings............................    4,626,000      1,393,000                       6,019,000
                                          -----------     ----------                     -----------
Net interest income.....................   16,408,000      4,835,000                      20,922,000
Provision for credit losses.............    2,006,000        182,000                       2,188,000
                                          -----------     ----------                     -----------
Net interest income after provision for
  credit losses.........................   14,402,000      4,653,000                      18,734,000
Other income............................    4,848,000      1,631,000                       6,479,000
Other expenses:
  Salaries and related expense..........    6,309,000      2,334,000                       8,643,000
  Occupancy.............................    1,865,000        576,000        (20,000)(c)    2,421,000
  Goodwill amortization.................      110,000             --        359,000 (d)      469,000
  Settlement of litigation..............           --        785,000                         785,000
  Other.................................    6,652,000      2,255,000                       8,907,000
                                          -----------     ----------                     -----------
          Total noninterest expense.....   14,936,000      5,950,000                      21,225,000
Income before taxes.....................    4,314,000        334,000                       3,988,000
Taxes...................................    1,758,000        115,000       (120,000)(e)    1,753,000
                                          -----------     ----------                     -----------
Net income..............................  $ 2,556,000     $  219,000                     $ 2,235,000
                                          ===========     ==========                     ===========
Average shares outstanding..............    2,753,934        630,276                       3,384,210
Earnings per share......................  $      0.93     $     0.35                     $      0.66
                                          ===========     ==========                     ===========

           See accompanying notes to pro forma financial statements.

                        PRO FORMA FINANCIAL INFORMATION
             MERGER OF MARINERS BANCORP WITH AND INTO ELDORADO BANK
                           PURCHASE ACCOUNTING METHOD
                 UNAUDITED PRO FORMA CONDENSED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1994

                               EXPLANATORY NOTES

(1) UNAUDITED PRO FORMA CONDENSED INCOME STATEMENT ASSUMPTIONS

     The Pro Forma Condensed Income Statement for the year ended December 31, 1994 shows the effect the acquisition might have had on historical operations if the merger had been consummated on January 1, 1994.

     The pro forma condensed income statement accounts for the business combination under the purchase accounting method, whereby the reported income includes the operations of Mariners only after acquisition based upon the costs assigned (fair value) to the assets acquired. The Goodwill recorded, which is the excess of the total acquisition cost over the sum of the assigned fair values of the assets acquired less liabilities assumed, is amortized by systematic charges to income over a period of 15 years.

     The pro forma adjustments, subject to later adjustment, include only items that are directly attributable to the transaction, are expected to have a continuing impact on the operations and are factually supportable. The pro forma adjustments do not include anticipated economies, from the consolidation of branch and administrative operations, or other anticipated opportunities provided by the acquisition. The pro forma adjustments are described in Note (2) below.

(2) DESCRIPTION OF PRO FORMA ADJUSTMENTS

     The following descriptions reference the adjustments as labeled on the pro forma condensed income statement for the year ended December 31, 1994:

          (a) Amortization of purchase accounting premium adjustment to loans.

          (b) Reduction of Other Interest Income reflecting the opportunity cost of the cash paid to Mariners shareholders for partial merger consideration. The interest opportunity cost assumes a rate at the current federal funds rate of approximately 5.75 percent per annum.

          (c) Reduction in fixed asset depreciation due to purchase accounting adjustment to premises and equipment.

          (d) Increase in Goodwill Amortization reflecting the charge to income assuming an estimated life of 15 years.

          (e) Tax effect of adjustments at an effective federal and state income tax rate of 40 percent excluding nondeductible portion of goodwill.

                        PRO FORMA FINANCIAL INFORMATION
             MERGER OF MARINERS BANCORP WITH AND INTO ELDORADO BANK
                           PURCHASE ACCOUNTING METHOD
                 UNAUDITED PRO FORMA CONDENSED INCOME STATEMENT
                     FOR THE SIX MONTHS ENDED JUNE 30, 1995

                                           ELDORADO       MARINERS                      PROFORMA
                                           BANCORP        BANCORP       ADJUSTMENTS     COMBINED
                                          ----------     ----------     --------       -----------
Interest and fees on loans..............  $8,460,000     $2,934,000      (28,000)(a)   $11,366,000
Interest on investment securities.......   2,580,000        328,000                      2,908,000
Other interest income...................     527,000        180,000     (133,000)(b)       574,000
                                          ----------     ----------                     ----------
          Total interest income.........  11,567,000      3,442,000                     14,848,000
Interest on deposits and other
  borrowings............................   2,605,000        771,000                      3,376,000
                                          ----------     ----------                     ----------
Net interest income before provision....   8,962,000      2,671,000                     11,472,000
Provision for credit losses.............     603,000         90,000                        693,000
                                          ----------     ----------                     ----------
Net interest income after provision.....   8,359,000      2,581,000                     10,779,000
Other income............................   2,038,000        684,000                      2,722,000
Other expenses:
  Salaries and related expense..........   3,170,000      1,148,000                      4,318,000
  Occupancy.............................     762,000        332,000      (10,000)(c)     1,084,000
  Goodwill amortization.................      56,000             --      180,000 (d)       236,000
  Other.................................   3,145,000      1,087,000                      4,232,000
                                          ----------     ----------                     ----------
          Total noninterest expense.....   7,133,000      2,567,000                      9,870,000
Income before taxes.....................   3,264,000        698,000                      3,631,000
Taxes...................................   1,347,000        298,000      (60,000)(e)     1,585,000
                                          ----------     ----------                     ----------
Net income..............................  $1,917,000     $  400,000                     $2,046,000
                                          ==========     ==========                     ==========
Average shares outstanding..............   2,757,041        630,276                      3,387,317
Earnings per share......................  $     0.70     $     0.63                     $     0.60
                                          ==========     ==========                     ==========

     See accompanying explanatory notes to pro forma financial statements.

                        PRO FORMA FINANCIAL INFORMATION
             MERGER OF MARINERS BANCORP WITH AND INTO ELDORADO BANK
                           PURCHASE ACCOUNTING METHOD
                 UNAUDITED PRO FORMA CONDENSED INCOME STATEMENT
                     FOR THE SIX MONTHS ENDED JUNE 30, 1995

                               EXPLANATORY NOTES

(1) UNAUDITED PRO FORMA CONDENSED INCOME STATEMENT ASSUMPTIONS

     The Pro Forma Condensed Income Statement for the six months ended June 30, 1995 shows the effect the acquisition might have had on historical operations if the merger had been consummated on January 1, 1995.

     The pro forma condensed income statement accounts for the business combination under the purchase accounting method, whereby the reported income includes the operations of Mariners only after acquisition based upon the costs assigned (fair value) to the assets acquired. The Goodwill recorded, which is the excess of the total acquisition cost over the sum of the assigned fair values of the assets acquired less liabilities assumed, is amortized by systematic charges to income over a period of 15 years.

     The pro forma adjustments include only items that are directly attributable to the transaction, are expected to have a continuing impact on the operations and are factually supportable. The pro forma adjustments do not include anticipated economies, from the consolidation of branch and administrative operations, or other anticipated opportunities provided by the acquisition. The pro forma adjustments are described in Note (2) below.

(2) DESCRIPTION OF PRO FORMA ADJUSTMENTS

     The following descriptions reference the adjustments as labeled on the pro forma condensed income statement for the six months ended June 30, 1995:

          (a) Amortization of purchase accounting premium adjustment to loans.

          (b) Reduction of Other Interest Income reflecting the opportunity cost of the cash paid to Mariners shareholders for partial merger consideration. The interest opportunity cost assumes a rate at the current federal funds rate of approximately 5.75 percent per annum.

          (c) Reduction in fixed asset depreciation due to purchase accounting adjustment to premises and equipment.

          (d) Increase in Goodwill Amortization reflecting the charge to income assuming an estimated life of 15 years.

          (e) Tax effect of adjustments at an effective federal and state income tax rate of 40 percent excluding nondeductible portion of goodwill.